SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 28, 2009

MAGNA ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30578	98-0208374
(Commission File Number)	(I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario, Canada	L4G 7K1
(Address of Principal Executive Offices)	(Zip Code)

(905) 726-2462

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                             Termination of a Material Definitive Agreement.

Magna Entertainment Corp. (“Registrant” or “MEC”) announced that Stephen McCasey, its Chief Operating Officer, East Coast, resigned effective October 28, 2009 and MEC has accepted his resignation.

Under the terms of Mr. McCasey’s employment agreement with MEC, dated April 17, 2009, he received a base salary of US $200,000 per annum. The agreement and Mr. McCasey’s employment will immediately terminate upon (a) acceptance by MEC of his voluntary resignation, (b) at MEC’s option upon his disability for an aggregate of twelve months or more in any twenty-four month period, subject to any statutory requirement to accommodate such disability or provide compensation upon such termination (c) upon his death, or (d) if he is dismissed by MEC for cause or for material breach of the terms of such agreement.  Mr. McCasey or MEC may, at any time, terminate such agreement by providing the other party with six months’ prior written notice of intention to terminate. MEC may also, at any time, instead of providing Mr. McCasey with six months’ prior written notice, elect to terminate his employment immediately by paying him six months’ base salary (less statutorily required deductions).

As a result, the employment agreement dated April 17, 2009 between Mr. McCasey and the Registrant, in connection with his appointment as Chief Operating Officer, East Coast, has been terminated.  Pursuant to the terms of his employment agreement, no severance payments were made to Mr. McCasey.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Departure of Directors or Principal Officers

The information with respect to Mr. McCasey’s resignation, set forth in Item 1.02, is hereby incorporated by reference.

Exhibit No.	Description

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP.
(Registrant)

October 30, 2009	by:	/s/William G. Ford
William G. Ford
Executive Vice-President, General Counsel and Secretary